Exhibit 10.41

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS ARE MARKED AS "[XXXX]" ALONG WITH A FOOTNOTE INDICATING THAT THE INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED COPY OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AMENDED AND RESTATED CONTRACT MANUFACTURING AGREEMENT

Between

OSG NORWICH PHARMACEUTICALS, INC.

And

ALLENDALE PHARMACEUTICALS, INC.

For

US FDA APPROVED TODAY SPONGE

THIS AMENDED AND RESTATED CONTRACT MANUFACTURING AGREEMENT (the “Agreement”) is made this 8th day of March, 2006 (the “Agreement Date”), by and between ALLENDALE PHARMACEUTICALS, INC. (hereinafter known as “Allendale”), a Delaware corporation with a principal place of business at 11 Franklin Turnpike, Allendale, NJ 07401, and OSG NORWICH PHARMACEUTICALS, INC. (hereinafter known as “NPI”), a Delaware corporation with a principal place of business at 6826 State Highway 12, Norwich, NY 13815.

Recitals

A.	Allendale is engaged in the business of, among other things, marketing and distributing certain pharmaceutical products.

B.	NPI is in the business of contract manufacturing and packaging pharmaceutical products and providing related services.

C.	Allendale has agreed to purchase from NPI, and NPI has agreed to provide to Allendale, certain manufacturing and quality assurance services relating to certain of Allendale’s products, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Allendale and NPI (the “Parties”) agree as follows:

Article 1 – Definitions

The following terms used in the Agreement shall have the meanings set forth below. Other terms of less general applicability are defined where appropriate and are listed in the List of Defined Terms in the Appendix.

1.1 “Confidential Information” means any and all trademarks, trademark applications, trade names, copyrights, patents, patent applications, technical information, know-how, formulae, processes, clinical studies, trade secrets, confidential and/or proprietary information and other know-how, information, procurement requirements, purchasing, manufacturing, customer and supplier information, business plans and forecasts, sales and marketing plans, documents and/or materials, technology, formulations, specifications, testing data and analytical methods and other information which would be considered a trade secret under the Uniform Trade Secrets Act as in force and effect in the State of New York.

1.2 “Manufacture” or any variation thereof, means all operations necessary to produce the Products to the specified state of completion in accordance with the terms and conditions of this Agreement. Without limiting the foregoing, the term “Manufacture” shall include (i) all receipt and storage of Materials incident to such operations; and (ii) the performance of all quality control procedures pertaining to the Products which are required by applicable regulations on the Agreement Date, and/or which become required by such regulations after the Agreement Date.

1.3 “Product” or “Products” means those products of Allendale more fully described on Schedule 1.3 in the presentation forms listed in Schedule 1.3.

1.4 “Materials” means raw materials (chemicals) and packaging materials used to manufacture and package Products.

1.5 “Printed Matter” means all printed Materials, including labeling required to be affixed to and/or packaged with Products delivered to Allendale hereunder.

1.6 “Receivables” means monies owed NPI by Allendale for products and services provided by NPI and for which and invoice has been generated and supplied to Allendale.

1.7 “Specifications” mean the written methods, formulae, procedures, specifications, tests (and testing protocols) and standards pertaining to each presentation form of the Products set forth in Schedule 1.6, as modified from time-to-time.

1.8 “Supply Term” means the period starting on May 1, 2005 and continuing for the initial term of this Agreement and any subsequent extension period as set forth in Section 7.1 hereof, subject to any earlier termination of this Agreement pursuant to Section 7.2 hereof.

1.9 “Laws, Rules and Regulations” means current Good Manufacturing Practices as promulgated by the U.S. FDA as detailed in Title 21, United States Code of Federal Regulations, or when appropriate, any corresponding statutes and/or regulations of any other country’s prescription pharmaceuticals regulating health authority / agency.

Article 2 – Supply of Product

2.1 Obligations of the Parties

(a) Relationship of the Parties. Subject in all respects to the terms and conditions of this Agreement, Allendale and NPI agree and acknowledge that NPI shall be the primary supplier of the Products for North America during the Supply Term. Allendale will not utilize a secondary supplier until at least six (6) sponge molding machines are running on a five (5) day, three (3) shift basis at NPI. Thereafter Allendale may obtain product from a secondary supplier. However, if Allendale requests that NPI installs two (2) additional machines at NPI in excess of the four (4) existing machines, and NPI determines that, based on financial information provide by Allendale, the credit limit established by NPI does not support the level of receivables created by operating six (6) machines, then Allendale may have the two (2) additional machines installed at another site. The Parties further acknowledge that no partnership, joint venture, or agency relationship is created between the Parties with respect to this Agreement.

(b) Manufacture of Products. At the time of shipment of Products by NPI hereunder, Products shall (i) conform to the applicable Specifications for the Products, (ii) comply with all applicable Laws, Rules and Regulations; (iii) have been manufactured and stored under cGMP conditions and within an FDA approved facility; (iv) not be adulterated or misbranded within the meaning of the United States FDA.

(c) Product Recalls. Allendale shall be responsible for conducting product recalls or market withdrawals and shall promptly notify NPI of any recall notice for supplied Products. NPI shall use commercially reasonable efforts to cooperate with and assist Allendale in the performance of such duties and obligations. NPI shall promptly notify Allendale if it receives any notice, including a recall notice, which related to any Product. If any recall or market withdrawal of any Products is the result of the acts or omissions of NPI, including without limitation, the breach of any representation, warranty, covenant or agreement under this Agreement by NPI, then NPI shall replace the recalled product at no charge to Allendale and absorb a maximum of twenty five percent (25%) of the recall expenses.

(d) Stability Testing. Allendale shall bear the cost of stability testing required for Products including both finished packaged and semi-finished pack forms. The cost of NPI-supplied Stability services is included in Schedule 2.1(d). NPI shall invoice Allendale immediately upon provision of test data for Stability Testing. Allendale shall pay invoice within thirty (30) days from Allendale’s receipt.

(e) Adverse Drug Experience Reports. Allendale shall be responsible for filing, with the responsible regulatory body in any country where Allendale markets products, any and all adverse drug reaction reports that it receives.

(f) Product Complaints. Allendale shall have the responsibility for fielding, investigating, and responding to all Product complaints. NPI shall provide prompt notice of and provide reasonable cooperation in promptly investigating and reporting to Allendale the results of investigations for all Product complaints that may involve the Products not meeting Specifications.

(g) Production Records. NPI shall provide Allendale with copies of all relevant production records within ten days after packaging of Products or two days after batch release, as may be requested by Allendale in writing. NPI will, with respect to each lot of Products produced and manufactured by NPI or its Affiliates hereunder, for the longer of (i) any period required under Applicable Laws, and (ii) a period of one(1) years after expiry of the expiration dating of such lot, maintain accurate records of the manufacture and testing of such lot of Products, including all such records which are required by Applicable Laws or pursuant hereto. Access to such records will be made available by NPI to Allendale or its Affiliates during normal business hours upon Allendale’s reasonable written request.

2.2 Technology Rights. For the sole purpose of manufacturing Products in accordance with this Agreement and subject to the terms and conditions hereof, NPI shall have the right to use Allendale’s Confidential Information, which relates in any way to the Products to Manufacture the Products for Allendale. The Parties acknowledge and agree that Allendale is the owner of its Confidential Information and that NPI has no ownership rights thereto and no right to use Allendale’s Confidential Information except as provided in this Agreement.

2.3 Purchase, Receipt and Storage of Materials. Allendale shall be responsible to purchase, receive, and store Materials to support the Manufacture of Allendale Products. A list of Materials that Allendale will purchase is provided in Schedule 2.3. Any Materials not listed in Schedule 2.3 will be provided at the expense of the NPI. NPI shall receive, inventory and handle Allendale owned Materials to support the Manufacture of Allendale Products.

2.4 Shipment of Finished Goods. All finished, labeled Products delivered hereunder to Allendale shall have proper dating on the labels. All Products delivered to Allendale hereunder shall be shipped Free Carrier (FCA per INCOTERMS 2000) NPI plant by a common carrier (“Carrier”) approved and paid for by Allendale. NPI shall ship such quantities to the destinations(s) and at the time(s) specified in the Purchase Order (as defined in Section 3.2 hereof) by Allendale or its designee. Allendale will designate an approved Carrier or will provide a schedule of approved Carriers of which NPI will choose one from the list.

2.5 Labeling and Packaging of Supplied Products. Allendale shall, at its own cost and expense, supply NPI with the mechanical design of artwork for all Printed Matter to be used by NPI in connection with packaging the Products. Each set of such artwork, and each partial set and/or alteration or amendment thereto, for each piece of Printed Matter, shall be identified by a unique item control number or code (the “Code”) supplied by the Allendale, or Allendale’s designated Vendor, which is consistent with NPI’s existing control practices, copies of which have been provided by NPI to Allendale in writing. All physical specifications of all Printed Matter shall comply with NPI’s control numbering system, quality control requirements, and manufacturing process constraints as provided by NPI in writing. Allendale shall specify the Code for each item of Printed Matter to be supplied with each order for Products hereunder. All Products delivered to Allendale hereunder shall include the Printed Matter as specified in the Purchase Order for such shipment.

2.6 Inspections. Under reasonable prior written notice, during NPI regular business hours, and subject to NPI’s normal confidentiality and safety regulations governing visitors, Allendale’s representatives shall have the right to enter and inspect the facility at which the Products are manufactured and to request samples of the Products being manufactured. Such inspections shall be conducted in a manner and at the times such as to cause the least possible amount of interference with NPI’s operations. NPI shall maintain, in compliance with applicable Laws, Rules and Regulations and make available to Allendale, upon reasonable request, true and accurate records of chemical, physical and other tests of raw materials for the Products. Such Inspections are typically scheduled not more frequently than annually. Allendale’s representatives shall be bound by the provisions of Section 8.1 of this Agreement regarding any confidential information of NPI obtained by such representatives as a result of any inspection conducted pursuant to this provision.

Article 3 – Purchase of Product

3.1 Purchase Obligation. Allendale shall purchase and receive from NPI, and NPI shall sell and deliver to Allendale or its designated agent, Allendale’s requirements of Products, to be ordered pursuant to the terms hereof in the quantities set forth in the Purchase Orders (as defined herein). The cost of shipping all such Products shall be borne by Allendale. Title to Products shipped by NPI in accordance with the terms and conditions of this Agreement shall pass to Allendale upon acceptance by the Carrier.

3.2 Production Scheduling. Within thirty (30) days of the signing of this Agreement, Allendale shall provide to NPI a nonbinding written forecast of estimated quantities of Products that Allendale and its Affiliates anticipate ordering from NPI during the following twelve (12) month period. Allendale shall update such forecast on a Calendar Quarter rolling basis (“Delivery Forecast”), for the twelve (12) month period commencing ninety (90) days from each such update. Allendale shall communicate any changes to its forecast as soon as the changes are known by Allendale. Allendale shall use its commercially reasonable best efforts to ensure the accuracy of its Delivery Forecasts. The first quarter of each such Delivery Forecast (“Next Quarter Forecast”) shall be reviewed by NPI Production Planning personnel. Provided that Allendale has met each of its payment obligations as stipulated in Sections 4.1 (a) and (b), has provided a minimum of ninety (90) days lead time, and all materials are either on hand at NPI or scheduled to arrive no less than thirty days (30) prior to the start of production, then the forecast shall be accepted by NPI, and the first quarter forecast will be deemed a firm purchase order and obligation of Allendale (a “Firm Purchase Order”) and NPI shall deliver such purchase orders with quantities as requested. NPI shall supply Allendale with (i) the quantities set forth on each such Firm Purchase Order and (ii) such additional amounts that Allendale may order in excess of its forecasted amounts constituting Firm Purchase Orders hereunder, provided that NPI shall have confirmed and accepted such additional orders within thirty (30) days of Allendale’s receipt of any such additional purchase order. NPI agrees to use reasonable commercial efforts to meet any such additional orders but shall not be obligated to do so. Allendale may not reject as non-conforming orders filled within 10% of the requested order quantity, provided that the Products are otherwise satisfactory Minimum order quantities are listed on Schedule 3.2; quantities of Product greater than the above minimum order quantities must be ordered in full lot multiples.

(a) Release for Shipment. NPI shall release for shipment quantities of Product consistent with the Purchase Order issued by Allendale. If there is any discrepancy between the terms of the Purchase Order and the terms of this Agreement, the terms of this Agreement shall control.

(b) Limitations. Allendale shall use commercially reasonable efforts to ensure that Allendale’s Purchase Orders comply as closely as possible with the Forecasts for each calendar quarter during the term hereof. In no event shall NPI be obligated to deliver to Allendale in the Next Quarter more than one hundred twenty-five percent (125%) of the total quantity set forth in the Next Quarter forecast. In no event shall Allendale’s Purchase Order for the Next quarter be less than seventy-five percent (75%) of the total quantity set forth in Next Quarter forecast. If Allendale’s Purchase Order in the Next Quarter is more than one hundred twenty-five percent (125%) of the total quantity set forth in the Next Quarter forecast, NPI shall use reasonable efforts to determine feasibility of meeting the Purchase Order request. If feasible, NPI shall produce and invoice Allendale for any premium costs required to deliver the product that exceeds one hundred twenty-five percent (125%) of the Next Quarter forecast. If Allendale’s Purchase Order in the Next Quarter is less than seventy-five percent (75%) of the Next Quarter forecast, NPI may invoice Allendale for raw materials held in inventory that are in excess of the Next Quarter forecast at cost plus a 15% carrying fee.

(c) Global Pre-Regulatory Approvals. Allendale will make best efforts to accurately forecast non U.S. volume and NPI will make best efforts to meet those Forecasts but shall not be obligated to do so. Such forecasts, prior to and following approval by Global Regulatory Authorities, will be subject to the production forecasting processes articulated in Section 3.2.

3.3 Testing and Certificate of Analysis. NPI shall provide a Certificate of Analysis (“Certificate of Analysis”) to Allendale or its designated agent, with each shipment of Supplied Product made hereunder. Such Certificate of Analysis shall certify with respect to each shipment and lot (identified by batch/lot or control number): (i) the quantity of the shipment; and (ii) that the Product delivered was manufactured in accordance with the Specifications and the Master Batch Records, cGMPs and documented according to requirements of Laws, Rules and Regulations and production SOP’s.

3.4 Testing Upon Delivery. Promptly following receipt of the Products in any shipment, Allendale may check the compliance of such batch with the Specifications. Such compliance check shall be performed by Allendale’s Quality Assurance Department and shall be certified by the head of such department (or his/her designee). If Allendale deems that any Products delivered to Allendale hereunder fail to conform to written and approved Specifications upon delivery to Allendale, then Allendale shall notify NPI thereof in writing (such notice to include test results) within thirty (30) days from delivery of such Products to Allendale. Any non-conforming Products containing obvious defects discoverable without affecting the integrity of the packaging and will notify NPI of nonconformity within thirty (30) working days from its discovery at any time of any latent defects. Allendale shall retain the non-conforming Products and NPI shall have the right to inspect such Products. If NPI batch records show products met Allendale Specifications at time of delivery to Carrier, and that Product damage was due to shipping, handling or other events taking place after the transfer, then NPI shall not be liable for any damage.

(a) Undisputed Claims. NPI shall, if it agrees with Allendale’s complaint, replace any such Products with an equal quantity of Products complying with the Specifications at no cost to Allendale and without undue delay subject to the provisions of Section 8.2 of this Agreement (force majeure). Allendale shall dispose of any Products that are not in compliance with the Specifications at NPI cost, and in compliance with all applicable laws, except that Allendale shall follow any reasonable instructions from NPI to return such Products to NPI.

(b) Disputed Claims. If NPI disputes Allendale’s complaint, then NPI shall notify Allendale of such disagreement within thirty (30) days of receipt of notice of deficiency. If the Parties cannot resolve such disagreement within ten (10) business days of Allendale’s receipt of NPI notice of disagreement, then the matter shall be submitted (without undue delay) to an independent laboratory agreed by the Parties in order to resolve the discrepancy in the analysis of the Products in question. The assessment of such laboratory shall be binding upon the Parties and any related expense shall be borne by the party whose analysis was in error.

3.5 Violations. Each party shall notify the other of any violation of any Laws, Rules and Regulations applicable to the Products alleged by a third party promptly following receipt of notice of such allegation.

3.6 Taxes. Allendale agrees to pay all taxes assessed on Materials and Finished Product to which it has title.

Article 4 – Pricing and Payment Terms

4.1 Pricing. The Price (the “Price”) for Products Manufactured hereunder is set forth on Schedule 4.1, and subject to the quantity pricing set forth therein. The Price shall be adjusted as follows:

(a) Material Prices. Starting the January after the first year of commercial production, NPI may notify Allendale of any changes in Material pricing. Changes to Material Pricing may include supplier price increases or decreases, and may include adjustments to yield and scrap losses (upwards or downwards) associated with the overall capability of the manufacturing process. Changes in Pricing will be effective one month after the price change notification date (February 1st) of each year of the Supply Term.

(b) Non-Material Costs. Components of NPI’s cost of the Products and the manufacture thereof, other than the cost of Materials, shall be hereinafter referred to as Non-Material Costs. Non-Material Costs included in the Product Price in Schedule 4.1 shall be considered firm beginning with the first commercial production and for one (1) additional year. NPI shall notify Allendale of Non-Material Cost changes thirty (30) days before the beginning of the second year of the contract. Any Non-Material Cost change shall be negotiated between the Parties and shall become effective at the beginning of the second year of the contract. During the Supply Term, NPI and Allendale will work together to make process improvements that result in quality, safety and cost improvements. In the event a process improvement results in a material increase in process rate that is sustainable, the Parties will negotiate in good faith to adjust the Product unit price accordingly. Notwithstanding anything contained herein to the contrary, in the event that capital improvements paid for, in whole or part, by Allendale results in a material increase in process rate, a price change shall be made within 60 days following the determination that such increase in process rate is sustainable. The original basis for throughput and yield is included in Schedule 4.1.

(c) Volume Premium. If the Next Quarter Forecast falls below XXXX1 sponge units, a XXXX1 per unit price premium will be applied to the Products produced in that quarter.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

4.2 Payment Terms.

(a)	On-going Production: For all production invoices subsequent to the execution of this Amended Supply Agreement, payments will be due and owing to NPI net thirty (30) days after shipment and shall be payable in currency of the United States in immediately-available funds. For released Product that will be inventoried at NPI for thirty (30) days or more at the request of Allendale, NPI shall invoice Allendale when Product meets finished product release criteria.

(b)	For a period of one year following signing of this Agreement, NPI will withhold subsequent deliveries of Product and immediately invoice for a pro-rated portion of product that is in a Work in Process state if Allendale does not meet the payment terms of net thirty (30) days. Coincident with the withholding of subsequent deliveries, NPI will revoke any “Landlord’s Waivers” that may have been provided up to that point, and take further action it deems appropriate. NPI shall have no further obligation to give notice hereunder of any such action. If Allendale fails to meet payment terms, and subsequently cures the breach, future payment terms will be on a cash in advance basis for a minimum of three (3) months. Should Allendale provide NPI with financial justification for a change in terms from cash in advance, NPI shall review such financial information and promptly notify Allendale of a change in payment terms. If Allendale fails to meet payment terms, and subsequently cures the breach, the Landlord’s Waiver will not be reinstated. The Parties acknowledge and agree that NPI, at its sole discretion, may withhold any and all deliveries should Allendale have failed to meet its payment obligation herein in a timely manner.

(c)	Payment of Overdue Receivables: Allendale acknowledges that as of the execution date of this Amended and Restated Agreement, Receivables in the amount of $1,701,165.35 are beyond the 45 day payment terms stipulated in the original Contract Manufacturing agreement dated May 19, 2004. In addition, approximately 71,000 finished product 6-packs, and 31,000 3-packs have been released and reside in NPI’s warehouse (approximately 519,000 sponges). Allendale hereby affirms that such receivables represent a legal and binding obligation to NPI and waiver any claims or offsets to this obligation. Allendale agrees to the payment of overdue Receivables, and NPI agrees to shipment of finished product to Allendale, as per the following schedule:

1) On or before March 10, 2006: $500,000 payment – upon receipt of payment, 50% of released and invoiced sponges held at Norwich (about 259,500) will be available for shipment. Interest on the balance of overdue Receivables will be charged at a rate of 14% annually at the time of the receipt of the $500,000 payment.

2) On or before March 31, 2006: $200,000 payment – upon receipt of payment, 70% of the remaining sponges in inventory will be available for shipment (259,500 times 0.7=181,650 sponges available). Interest on the balance of overdue Receivables will be charged at a rate of 10% annually at the end of March.

3) On or before April 28th, 2006: $200,000 payment – at this point, the final (about 78,000) sponges in inventory will be available for shipment. Interest on the balance of overdue Receivables will be charged at a rate of 7% annually at the end of April, and at the end of each subsequent months for any remaining outstanding receivables until all overdue Receivables are paid. Coincident with this payment, and assuming that all payments to this point have been made as per this agreement, NPI agrees to provide a “Landlord’s Waiver” to Allendale with regards to the equipment and inventory on NPI’s premises.

4) On or before May 26, 2006, June 30, 2006, July 28, 2006, and August 25, 2006 — $200,000 payments each month.

All monthly payments must be received by Norwich by the date stipulated. If a single payment is not received, NPI will take action as described in Section 4.1 (b). Payments earlier in the month are acceptable, and in fact would benefit Allendale as the materials whose release is linked to the payment would be released upon receipt of payment. As long as Allendale is meeting the payment terms in 4.2 there shall be no further action by NPI to collect open Receivables from Allendale.

(d)	Production while overdue Receivables payments are being made: Assuming that the payments stipulated in Section 4.2 (b) are being made on schedule, NPI will work with Allendale to create plans to fulfill requests for future production, for both the conversion of pouched product to finished, cartoned form (currently, about 470,000 sponges are in this state) and for the creation of new sponges. Until all past due Receivables are completely paid, Norwich will not commit to production rates that will create new, open account Receivables in excess of the monthly payments being received (in Section 4.2(b), no more than $200,000), and the total of past due Receivables and new Receivables must decrease a minimum of fifty thousand dollars ($50,000) per month. Open account invoices will be provided with net 30 day terms, and Allendale will pay within the net 30 day terms.

(e)	Production after overdue Receivables payments are complete: When the overdue Receivables are completely paid by Allendale, Allendale will provide financial data to NPI for NPI evaluation of the credit worthiness of Allendale. A maximum credit limit will be established based on the information supplied to NPI by Allendale. Such limit will be reviewed not less than annually, or more frequently if updated information is provided by Allendale, to NPI. Until that credit limit is established, NPI will not commit to production rates that will create new, open A/R in excess of the monthly payments being received.

(f):	Expired Materials Due to Production Interruption: Due to lack of raw material availability, NPI was forced to cease production with certain batches of product catalyst and unpouched sponges already produced. These batches of product catalyst and unpouched sponges are no longer usable for market production. :NPI agrees not to invoice Allendale for the production labor efforts associated with these batches of product catalyst and unpouched sponges. NPI will dispose of these batches of product catalyst and unpouched sponges using appropriate waste methods, and will invoice Allendale for the cost of this disposal. Allendale hereby agrees to make prompt payment for any invoices resulting from these efforts by NPI. Prior to any unprocessed raw materials being destroyed, Allendale shall have the opportunity to contact the supplier to see if the materials can be returned for full or partial credit. If so, the cost of preparing the materials for return, and the associated freight cost will be the responsibility of Allendale

4.3 No Setoff. All payments to NPI by Allendale hereunder shall be made free and clear of, and without deduction for, any withholding, discount, offset or other deduction of any kind, except as expressly authorized in advance by NPI in writing.

1.	Capital. The Parties shall cooperate with each other to provide capital for equipment purchases to support the forecasted production volume. In general Allendale will provide the capital funds for equipment purchases, and own the installed equipment base. This does not preclude NPI from providing equipment for production.

(a) Allendale Capital Equipment. Capital investment for equipment owned by Allendale is shown in Schedule 4.4. For future equipment purchases to be owned by Allendale and purchased by NPI, NPI shall invoice Allendale at time of purchase and Payment Terms shall be net thirty (30) days from time of invoice. The parties shall update Schedule 4.4 as additional equipment is purchased. Any assets paid for by Allendale and referred to as capital investment are the sole property of Allendale and upon termination of the Agreement shall be returned to Allendale upon its written request.

(b) Equipment Maintenance – NPI shall maintain all utilized equipment to meet FDA cGMP standards. NPI shall pay for common maintenance parts and supplies that are used in the NPI facility. Allendale shall pay for parts and supplies that are unique to the Manufacture of the Product. NPI shall invoice Allendale at the time of purchase of any unique parts and Payment terms shall be net thirty (30) days from time of invoice.

4.5 Pre-Production. Validation and other start-up costs to be paid by Allendale are shown in Schedule 4.5. Prior to FDA approval NPI shall invoice Allendale for pre-production services upon the completion of Process Qualification (PQ). Post FDA approval NPI shall invoice Allendale for pre-production services as follows: 25% at initiation, 25% upon Installation and Operational Qualification (IOQ) completion, and 50% upon the completion of Process Qualification (PQ). Payment Terms shall be net thirty (30) days from the time of invoice.

4.6 Product Scrap. In the event NPI realizes Product Scrap costs which are (i) caused by process capability issues inherent in the production formulation and/or design, and (ii) not within the control of NPI personnel, NPI will invoice Allendale for a) the cost of the Materials of the Product scrapped; b) environmental disposal fees; and c) a product handling fee of 15% for Materials acquired by NPI. In the event that any cGMP variance investigation indicates that any such cost exceeds the controlled costs and expenses of any such process or was controllable by NPI personnel in the ordinary course, that amount shall not be charged to Allendale.

Article 5 – Change Management

5.1 Required Manufacturing Changes. With respect to changes to the Specifications or manufacturing process which are required by applicable Laws, Rules and Regulations or by action (or inaction) of any legally-competent government or other regulatory body or authority, or by medical or scientific concerns as to the toxicity, safety, and/or efficacy of the products (collectively, “Required Manufacturing Changes”), the Parties shall cooperate in making such changes promptly. The cost for Product or Allendale-specific Required Manufacturing Changes shall be borne by the Allendale. Facility and NPI Equipment-related Required Manufacturing Changes shall be borne by NPI. For Product or Allendale-specific Required Manufacturing changes, Allendale shall pay all the costs of all remaining obsolete stock of Products, all inventory of affected raw materials (at NPI actual acquisition cost plus 15%), and all remaining obsolete work in process of products resulting from any such changes. In cooperating in making such changes, Allendale shall be responsible for communicating with regulatory agencies with respect to the health registrations and marketing authorizations for the Products. Required Manufacturing Changes: (i) do not include changes to the labeling only (which are dealt with in Section 5.3 hereof), and (ii) do include changes resulting from or arising out of changes to or withdrawal of third party Materials. Allendale shall be responsible for the costs associated with any required change in sourcing of the active pharmaceutical ingredient, including any regulatory submission charges and process validation costs.

5.2 Discretionary Manufacturing Changes. With respect to changes to the Specifications or the manufacturing process for Supplied Products which are not Required Manufacturing Changes (collectively, “Discretionary Manufacturing Changes”), the Parties shall, to the extent commercially reasonable under the circumstances, cooperate in making such changes and the party initiating such change(s) shall bear all the costs associated with and resulting from any such changes. If the proposed change is judged to require a prospective process validation or regulatory submission, then the costs to execute and resource such validation or submission shall be the responsibility of the initiating party. All regulatory submissions will be filed by Allendale.

5.3 Labeling Changes. With respect to changes to the Printed Matter, the Parties shall cooperate in making such changes promptly and Allendale shall, unless otherwise agreed, reimburse NPI for all remaining obsolete stock of Products, all inventory of Printed Matter (at NPI actual acquisition cost plus 15%) and all remaining obsolete work in process of Products resulting from any such change or amendment to the Printed Matter. Allendale may, at any time during the Supply Term, change or amend any item of the labeling by notice hereunder, such change or amendment to be effective after appropriate advance written notice hereof.

5.4 Changes to Specifications. Allendale may make changes to the Specifications from time-to-time, provided that all such changes, including Required Manufacturing Changes, are to be communicated to NPI in writing and acknowledged by NPI in writing. Such acknowledgement by NPI will include any cost impact to Allendale of a change to specifications. Prior to implementing the change Allendale must acknowledge payment of any additional cost to NPI.

5.5 Authorizations. During the Supply Term, NPI shall obtain and maintain in force all licenses and authorizations necessary for NPI to Manufacture Products. Allendale shall bear all costs associated with maintenance of the health registrations for the Products. Except as may be required by Sections 5.1 or 5.2 hereof, NPI shall bear the full cost and expense of so obtaining and maintaining such licenses and authorizations. Allendale shall give NPI all help reasonably necessary to assist NPI in so obtaining and maintaining such licenses and authorizations and shall bear the full cost and expense of so assisting NPI. In the event Allendale Products require licenses in a new country or territory, Allendale shall pay the costs of new license requirements.

Article 6 – Liabilities and Indemnification

6.1 Representations and Warranties.

(a) NPI. NPI hereby represents and warrants to Allendale that (i) it has the power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) all work to be performed under this Agreement, including the Manufacture of all Products, shall be performed in a professional manner, in accordance with all applicable Laws, Rules and Regulations, including all health and safety ordinances; and (iii) NPI has all permits and authorizations necessary to fulfill its obligations under this Agreement.

(b) Allendale. Allendale hereby represents and warrants to NPI that (i) it has the power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) it is the owner of all proprietary information, or the holder of licenses thereto, necessary to allow NPI to Manufacture the Products, and no Products, when Manufactured in accordance with the Specifications, will infringe upon the rights of any third party; and (iii) it has all licenses, permits, and other authorizations necessary to fulfill its obligations under this Agreement.

6.2 Product Warranties. NPI represents and warrants to Allendale that the Products shall, on the date of delivery to Allendale’s carrier: (i) meet the requirements therefore set forth in the Specifications; (ii) not be adulterated within the meaning of Section 501 of the United States Food, Drug and Cosmetics Act and the regulations promulgated thereunder as each may be amended from time-to-time (collectively the “Act”); and (iii) comply in all material respects with all Federal, state, and local laws (including without limitation cGMP) applicable to the Manufacture of the Products in accordance with the Specifications. NPI makes no warranties with respect to the Products other than those specifically set forth in this section. No other warranty is expressed or implied by NPI including any warranty of merchantability or fitness for a particular purpose and none shall be implied. Further, all warranties with respect to the Products shall be only in effect for the period beginning with the date NPI delivers such products to the Carrier, and shall not apply to any product that is subsequently altered by the Allendale or the Carrier. The extent of NPI liability shall not exceed $25,000,000.

6.3 Allendale Insurance. Allendale shall provide NPI with evidence that it has in place the following policies with a reputable and responsible insurance carrier, which shall remain in full force and effect throughout the Supply Term; (i) general liability including product and completed operations coverage in a minimum amount of $1,000,000 insuring NPI against liability for injury to persons occurring in, upon, or adjacent to NPI’s facilities; and (ii) product liability coverage for Products Manufactured by NPI in the amount of not less than $5,000,000 insuring customer against product liability claims. Allendale shall provide evidence that NPI has been named as an additional insured under the policies described herein during the Supply Term.

6.4 NPI Insurance. NPI shall provide Allendale with evidence that it has in place with a reputable and responsible insurance carrier, which shall remain in full force and effect throughout the Supply Term, a minimum amount of $5,000,000 insuring NPI against liability for Product defects.

6.5 Allendale Indemnity. Allendale shall indemnify, defend and hold harmless NPI, NPI’s affiliates, and each of their respective officers, directors (past, present, and future) employees, representatives and agents (collectively, “Affiliates”) from and against any and all claims, loss, damage, liability, payment, and obligation, and all expenses, including, without limitation, reasonable legal fees (collectively “Losses”) payable to third parties, whether such Losses are based in contract, strict liability, negligence, warranty, statutes or regulations, or any other legal theory, including, without limitation, injury to or death of persons and/or property or contamination of or adverse effect on humans, animals, aquatic life or the environment, based upon, arising out of, or otherwise in respect of: (i) the Manufacture, use, sale or distribution of the Products, as long as such Products are in accordance with

Specifications; (ii) any claim threatened or brought against NPI alleging that the Specifications for any Product, including the labeling for such Product, violate any applicable United States Federal, state, or local rule, regulation, law or ordinance, to the extent that such Specifications were provided to NPI by Allendale and the Products in question were manufactured in compliance with such Specifications; (iii) any inaccuracy in or breach of any representation, warranty, or covenant made by Allendale in this Agreement; (iv) the willful misconduct or any negligent or reckless acts or omissions of any of Allendale’s officers, directors, agents, affiliates, employees and/or representatives, or any allegations of the same; (v) any claim threatened or brought against NPI alleging that the Manufacture, in accordance with the design or Specifications of any Product, as provided to NPI by Allendale, infringes upon any intellectual property interest of a third party; (vi) any product warranty claim or product liability claim threatened or brought against NPI with respect to the Products, other than as arising out of the negligence or willful misconduct of NPI or any of its employees or agents; and (vii) any claim, including damage to any property, or injury to any person (including Allendale’s employees, representatives, agents, associates, or other persons invited by Allendale to inspect NPI’s facilities on behalf of Allendale), arising out of, or related to, the inspection of NPI’s facilities contemplated by Section 2.6 of this Agreement.

6.6 NPI Indemnity. NPI shall indemnify, defend and hold harmless Allendale and Allendale’s Affiliates from and against any and all Losses payable to third parties, based upon, arising out of, or otherwise in respect of; (i) (i) any breach or default by NPI of any of its representations, warranties, duties or covenants contained in this Agreement, including the failure to manufacture Products in accordance with Specifications, or (ii) any negligent act or omission, or wilful misconduct of NPI.

6.7 Joint Negligence. If any Loss incurred by or rendered against either party is determined by an independent tribunal to be due to the negligence or willful misconduct of both NPI and Allendale, then the Parties shall share the costs attributable to such Loss (including but not limited to the cost of defense thereof) in accordance with the proportion of each party’s relative fault, as determined by the independent tribunal. Each party shall give the other notice of any Loss to which the preceding sentence applies and the Parties shall cooperate in the defense thereof.

6.8 Notice and Opportunity to Defend. No party against whom a claim of indemnity shall be made pursuant to Section 6.5 or 6.6 hereof (the “Indemnifying Party”) shall be liable thereunder unless the party making such claim (the “Claiming Party”) shall notify the Indemnifying Party of such claim promptly upon becoming aware of the existence or threatened existence of any Loss giving rise to, or which may give rise to, a claim of indemnity under Section 6.5 or 6.6 hereof, but in no event later than ten (10) business days after the service (or discovery, if later) of the claim against the Claiming Party. Upon such notice becoming effective hereunder, the Indemnifying Party will handle and control the defense of such Loss. If both Parties claim indemnification hereunder for the same Loss or if the Indemnifying Party in good faith rejects the claim of indemnity, then the Party or Parties named as defendant in the subject litigation will handle and control the defense of such Loss pending final resolution of the Parties’ respective claims for or with respect to indemnity hereunder. At the time of such resolution, defense costs incurred pursuant to the preceding sentence shall be apportioned between the Parties in the same manner as the Parties share ultimate liability for the underlying Loss pursuant to Sections 6.5 and 6.6 hereof. In all cases, the party not handling and controlling such defense shall cooperate in such defense and may, at its own expense, participate in such defense through counsel of its choice. the party handling and controlling such defense shall not settle or otherwise voluntarily dispose of or agree to dispose of such matter without prior approval of the other party.

6.9 Limitation. Except in the event of and to the extent of claims made by for Losses (i) awarded to a third party in connection with the indemnification provisions set forth in Sections 6.5 and 6.6 above, or (ii) resulting from the willful or intentional misconduct of a Party, neither Allendale nor NPI will be liable to the other for special, indirect, incidental or consequential damages, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of the manufacture, marketing, distribution, sale or use of Products.

Article 7 - Term and Termination

7.1 Term. Subject to the provisions of Section 7.2 hereof, the initial term of this Agreement shall commence on the date that the initial $500,000 payment from Allendale is received by NPI or NPI’s authorized agent, and shall remain in full force and effect, unless otherwise terminated earlier, for a period of sixty (60) months from the commencement date of commercial production (May 2005). If the initial $500,000 payment from Allendale is received by NPI or NPI’s authorized agent on or after March 11, 2006, NPI may, at its sole discretion change the terms of the Agreement. The term of this Agreement shall be automatically extended for an additional twenty four (24) month term unless one party notifies the other party at least twelve (12) months before the expiration of the Supply Term that it does not intend to extend the Agreement beyond the sixty (60) month initial term or in accordance with Section 7.2. The Product Price for the twenty-four (24) month extension shall be negotiated between the Parties.

7.2 Termination. This Agreement shall terminate upon the expiration of the Supply Term. Prior to the expiration of the Supply Term, this Agreement may be terminated only in accordance with the terms and conditions of this Section 7.2.

(a) Default. If a party breaches a material provision of this Agreement, the non-breaching party may terminate this Agreement if both of the following occur: (i) the non-breaching party provides to the breaching party a written notice specifying the nature of the breach; and (ii) the breaching party fails to remedy such breach within either (A) ninety (90) days following receipt of the written notice from the non-breaching party or (B) the time period specified in a written consent, if any, issued by the non-breaching party pursuant to this Section 7.2(a). Upon written request by the breaching party, the non-breaching party may, in its sole discretion, provide the breaching party with a written consent to extend the remedy period beyond the initial ninety (90) day period specified in this Section 7.2(a). If such written consent is granted by the non-breaching party, the breaching party may avoid the termination of this Agreement by remedying the breach within either: (i) the time period specified in the written consent; or (ii) if no such time period is specified in the written consent, within a reasonable amount of time as reasonable diligence will permit.

(b) Termination without Cause. Allendale or NPI may at any time, terminate this agreement, by giving written notice to the other party at least eighteen (18) months prior to the effective date of such termination. In the event that Allendale does not have a secondary supplier of Product, and Allendale is unable to have new supplier manufacturing Product in eighteen

(18) months, and Allendale has worked diligently to identify a secondary supplier and get such secondary supplier qualified, Allendale may request an additional six (6) months of manufacturing from NPI. Such additional six (6) months of manufacturing by NPI shall not be unreasonably denied. In no case shall the total length of time that NPI makes product exceed twenty four (24) months from the date of notification from NPI as to termination without cause.

(c) Termination with Cause. Either party may terminate this Agreement at any time effective upon delivery of written notice of such termination upon the occurrence of any of the following: (i) improper assignment of this Agreement by the non-terminating party; (ii) an assignment for the benefit of creditors by the non-terminating party; or (iii) commencement of voluntary or involuntary liquidation proceedings by or on behalf of the non-terminating party.

(d) Equipment Removal. Upon (i) the date of termination of the Agreement or (ii) the date on which NPI provides Allendale with written notice that has not issued any production orders for Product for six (6) months, this Agreement shall be terminated and Allendale shall commence to promptly remove Allendale owned equipment from the NPI facility. If Allendale equipment is not removed from the NPI facility after ninety (90) days from the date of Agreement termination, Allendale shall notify NPI in writing that it will either forfeit the ownership of the equipment to NPI or pay NPI in advance $50,000 per month to rent the facility in which the equipment is installed. If after ninety (90) days from the date of Agreement termination Allendale has not informed NPI of the equipment selection choice, NPI may commence site clearing the equipment and sell it to a used equipment vendor or for scrap.

(e) Low Equipment Utilization. In the event Allendale production volume (i) is forecasted to be below XXXX1 sponge units per quarter for two consecutive quarters, or (ii) actual production is below XXXX1 sponge unites per quarter for two consecutive quarters, NPI may decommission and remove excess molding, pouching, scrim making and other production equipment to free up production space, so long as the remaining equipment is capable of meeting the production forecast. Costs for

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

decommissioning, removing, and storing excess molding, pouching, scrim making, and other production equipment will be borne by Allendale. The terms of paragraph 7.2 (e) will not be enforced during the period when the past due Receivables are being paid off by Allendale, as long as the payments are made as stipulated in paragraph 4.2 (c) The payback period for the past due Receivables is from March 10, 2006, until July 28, 2006. If Allendale fails to make payments as stipulated in paragraph 4.2 (c), then the terms of this paragraph 7.2 (e) may be enforced by NPI.

7.3 Effects of Termination

(a) Raw Materials. If NPI has quantities of raw materials or packaging materials in excess of Allendale requirements after expiration or termination of this Agreement, or if NPI is required to order quantities of such raw materials or packaging materials in excess of Allendale requirements after termination of this Agreement, Allendale shall, upon such termination, purchase all finished product at the agreed prices and such Materials at NPI out-of-pocket cost plus 15% F.O.B. producing plant.

(b) Survival of Obligations. Termination or expiration of this Agreement shall not affect the Parties’ obligations with respect to Sections 6.5, 6.6, and 8.1 of this Agreement.

Article 8 - General Provisions

8.1 Confidentiality. During the Supply Term, and for a period of two (2) years thereafter, the Parties and all of their respective employees, agents, representatives, and advisors, shall maintain, in confidence, all of the other Party’s Confidential Information and shall not disclose Confidential Information to any third party or use confidential Information in any way or for the benefit of any person, other than as expressly permitted in this Agreement. For the purposes of this covenant, the Parties shall have no obligation with respect to any information which has been either published or is otherwise in the public domain; is lawfully acquired from a third party under no obligation of confidentiality to the owner of the confidential Information; is derived from information that is not otherwise confidential; or is required to be disclosed pursuant to a court order or in connection with a legal proceeding. If either party is required by law to disclose the other’s Confidential Information, the disclosing party will promptly notify the owner of the Confidential Information of the requirement and will cooperate in all reasonable respects with the owner of the Confidential Information to limit the amount of information to be disclosed.

8.2 Force Majeure.

(a) NPI shall not be subject to any liability for delay in performance or non-performance hereunder as a result of contingencies and circumstances beyond its control (including, but not limited to, fire, flood, or other natural catastrophes, strike, labor trouble, accident, riot, war, act of governmental authority (which is not intended to include an enforcement action against NPI pertaining to its operations or practices), or act of God) interfering with the Production, supply, transportation or receipt of Product or with the supply of any raw materials used in the Manufacture thereof. Quantities so affected may be eliminated from this Agreement without liability, but the Agreement shall otherwise remain unaffected.

(b) Except where the nature of the event shall prevent it from doing so, if NPI suffers such force majeure, it shall promptly notify Allendale in writing after the occurrence of such force majeure and shall, in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such cause with all reasonable dispatch.

(c) When the force majeure conditions in question cases to exist, NPI shall promptly notify Allendale in written form about the force majeure termination.

(d) Should a circumstance of force majeure prevent performance of this Agreement by NPI for a continuous three- (3) month period, Allendale may terminate this Agreement upon thirty (30) days written notice given to NPI during the continuance of such force majeure in excess of three (3) months.

8.3 Entire Agreement. This Agreement and all exhibits and attachments hereto, constitutes the full understanding of the Parties, a complete allocation of risk between them, and a complete and exclusive statement of the terms and conditions of their Agreement relating to the Manufacture of Product for the United States hereunder and supersedes and replaces any and all prior or contemporaneous agreements, arrangements, understandings, and negotiations, whether written or oral, that may exist between the Parties with respect to the subject matter hereof. Except as provided otherwise in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding on the Parties unless described as a modification or amendment of this Agreement made in writing and signed by the Parties to be bound. No modification hereof shall be effected by the acknowledgement or acceptance of any purchase order or shipping instruction forms containing terms and conditions at variance with or in addition to those set forth in this Agreement.

8.4 Headings. Section and article headings as to the contents of particular sections and articles are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections or articles to which they refer.

8.5 Relations Between the Parties. NPI shall act as independent contractor of Allendale in performing its obligations hereunder and shall furnish all labor, supervision, machinery and equipment necessary for performance hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities in connection therewith.

8.6 Assignment. Neither this Agreement nor any claim arising directly or indirectly out of or in connection with the performance of either party hereunder shall be assignable by either Party hereto without the prior written consent of the other Party, which shall not be unreasonably withheld. The foregoing shall not include merger or acquisition of either Party, but in any event, notification must be provided in writing within thirty (30) days of any such merger or acquisition. No such assignment or transfer shall relieve or release the assignor or transferor from any of its liabilities or obligations under this Agreement.

8.7 Notice. All communications under this Agreement shall be in writing and shall be either faxed, sent by courier (Federal Express or equivalent), or mailed by first-class mail, postage pre-paid, to the fax number and/or address specified below. If faxed, such communication shall be deemed to be given when sent; provided, however, that such fax shall be confirmed by sending a hard copy by courier or first-class mail (by methods specified herein) within one (1) working day of the sending of such fax. If sent by courier or mailed by first-class mail as specified below, such communication shall be deemed to be given either two (2) business days after sending (for communication sent by courier) or five (5) business days after mailing ( for communication sent by mail). Either party may change its address for notice purposes by complying with the provisions of this Section 8.7. All communications hereunder shall be sent:

(a) if to NPI, at its address shown below or such other address as it may give to Allendale by notice hereunder:

President

OSG Norwich Pharmaceuticals, Inc.

6826 State Highway 12

Norwich, NY 13815

Fax: (607) 335.3100

(b) if to Allendale, at its address shown below or such other address as it may give to NPI by notice hereunder:

Gene Detroyer

73 Franklin Turnpike

Allendale, NJ 07401

Fax: (212) 813.2171

With a copy to:	Goodwin Procter LLP

599 Lexington Avenue

New York, NY 10022

Attn: Joel W. Wagman, Esq.

8.8 Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration will not invalidate any other provision hereof and this Agreement shall thereafter continue in full force and effect, except that such invalid or unenforceable provision, and (if necessary) other provisions thereof, shall be reformed by a court of competent jurisdiction so as to effect, insofar as is practicable, the intention of the Parties as set forth in this Agreement, provided that if such court is unable or unwilling to effect such reformation, the invalid or unenforceable provisions shall be deemed deleted to the same extent as if it had never existed.

8.9 Governing Law; Venue. The provisions of this Agreement shall be governed by the laws of the State of New York, USA, without regard to the rules on conflict of laws thereof. Any action, suit, or other proceeding initiated by either Party hereto under or in connection with this Agreement, may be brought in any Federal or state court in the State of New York having jurisdiction over the subject matter thereof as the party bringing such action, suit, or proceeding shall elect. The Parties hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit, or proceeding may be affected by the means by which notices are to be given to it under this Agreement.

8.10 Remedies. No right or remedy herein conferred upon the Parties is intended to be exclusive of any other right or remedy, and each and every right or remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute.

8.11 Attachments. The attachments to this Agreement are hereby incorporated in and made a part of this Agreement. The Parties may, by mutual consent, amend any attachment hereto at any time during the term hereof by executing a version of such attachments dated after the then current version.

8.12 Waiver; Amendment. Any waiver by either party hereto of a breach or a default of any provision of this Agreement by any other party hereto, shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any party hereto to exercise or avail itself of any right, power, or privilege that it has or may have hereunder, operate as a waiver of any such right, power, or privilege by such party. any amendment or supplementation of this Agreement shall be effective only if in writing, signed by both of the Parties hereto.

8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and same instrument. The Parties have agreed that for this purpose, facsimile signatures will be accepted as originals.

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ALLENDALE		NPI

By:	/s/ Gene Detroyer	By:

Name:	Gene Detroyer	Name:	Christopher R. Calhoun

Title:	President and CEO	Title:	President

Date:	March 8, 2006	Date:

Schedule 1.3

Products

US FDA Approved Today Sponge for US and Export

US FDA Approved Today Sponge 12 Pack

US FDA Approved Today Sponge 6 Pack

US FDA Approved Today Sponge 3 Pack

US FDA Approved Today Sponge Bulk

Schedule 1.6

Specifications

Allendale will approve product specifications, raw material specifications, and testing methods and protocols prior to the commencement of commercial production.

Schedule 2.1 (d)

Stability Costs

$XXXX1 per pull for annual stability studies, or any study where only one or two lots are being tested.

$XXXX1 per pull if additional registration stability is needed, based on a minimum study of three (3) batches.

1 Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Schedule 2.3

Materials

Allendale shall provide all Materials for a period of one year following approval of this Amended Supply Agreement. On the one year anniversary of the signature of this agreement, NPI shall consider, but will not be obligated to, provide Materials and make adjustments to Product price, to be negotiated at the point of those discussions. At the point that NPI begins material acquisition, NPI shall purchase remnant Materials from Allendale that are acceptable quality. The quantity of remnant materials purchased by NPI shall not exceed the Next Quarter forecast.

Raw Materials:
• Nonoxynol-9, USP Special	Spec. #	Alphar-934-003	M/N# ALP71010
• Citric Acid Anhydrous (USP)	Spec. #	Alphar-934-005	M/N# ALP71020
• Sorbic Acid (NF)	Spec. #	Alphar-934-006	M/N# ALP71030
• Benzoic Acid (USP)	Spec. #	Alphar-934-007	M/N# ALP71040
• Sodium Metabisulfite (NF)	Spec. #	Alphar-934-008	M/N# ALP71050
• Sodium Hydroxide (NF)	Spec. #	Alphar-934-004	M/N# ALP71060
• Anchoring Scrim	Spec. #	Alphar-934-012	M/N# ALP61050
• Removal Tape	Spec. #	Alphar-934-010	M/N# ALP61010
• Catalyst	Spec. #		M/N# ALP73002
• Pre-pol HDW2002	Spec. #		M/N# ALP00605
• Removal Tape	Spec. #		M/N# ALP61010
• Anchoring Scrim	Spec. #		M/N# ALP61050
• Spools	Spec. #		M/N# ALP61200
• Black Pigment Ribbon	Spec. #		M/N# ALP17218
• Top Web US	Spec. #		M/N# ALP62000
• Top Web CA	Spec. #		M/N# ALP61200
• Molds Top / Bottom	Spec. #	ALP99006	M/N# ALP99005

Packing Materials:

ALP000S3	24 X 3 Shippers
ALPT002C	Information Leaflet FR/ENG
ALP62700	Info Leaflet US
ALP01800	Versa-Melt
ALPP012C	12ct Carton Canada
ALP00S12	12 X 12 Shipper
ALPP003C	Carton 3 CT CA
ALP62612	Carton 12pk US
ALP62603	Carton 3pk US
ALP62606	Carton 6pk US
ALPT001C	Consumer Info Leaflet FR/ENG
ALP00019	Sponge bundle film 3pk
ALP00020	Sponge bundle film 6pk

Schedule 3.2

Order Quantities

	Lots	Sponges

Today Sponge 12 Pack or 6 Pack (or in combination)	XXXX[1] Lots	XXXX[1] Sponges

Today Sponge 3 Pack	XXXX[1] Lots	XXXX[1] Sponges

Today Sponge Bulk	XXXX[1] Lot	XXXX[1] Sponges

Quantities of Product greater than the above minimum order quantities must be ordered in full lot multiples.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Schedule 4.1

Pricing

Product	Unit of Measure	Price ($ Per Sponge)

US FDA Approved Today Sponge	12 Pack	$XXXX[1]

US FDA Approved Today Sponge	6 Pack	$XXXX[1]

US FDA Approved Today Sponge	3 Pack	$XXXX[1]

US FDA Approved Today Sponge	Bulk	$XXXX[1]

Pricing is assuming 6 machine operation and a XXXX1 gallon catalyst batch size, and a XXXX1% sustainable molding yield. Until these targets are achieved, the following pricing for sponges packed into 12, 6, and 3 packs is as follows:

•	Current production as of signing of this Amended Supply Agreement: $ XXXX[1] per sponge

•	Scale up of the catalyst batch to a XXXX[1] gallon batch size will bring a price reduction to $ XXXX1/sponge)

•	Production of sponges using large-scale catalyst, on four machines running continuously but at less than XXXX[1]% molding yield will bring a price reduction to $ XXXX1/sponge.

•	Increasing molding operation to six machines running continuously, at reliable molding yields greater than XXXX[1]%, will result in the stated price of $ XXXX1/sponge.

Bulk sponge pricing will be $ XXXX1 per sponge less than the packaged price for all of these scenarios.

Pricing is based on marketable product yield of XXXX1% and a molding machine efficiency of XXXX1% which is equal to XXXX1 sponges per minute.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Schedule 4.4

Capital Costs & Equipment Listing

Scrim Welder for installed machine pair	$	XXXX	[1]
2nd set of machine pairs and an additional scrim welder	$	XXXX	[1]
3rd set of machine pairs, add’l poucher and an additional scrim welder	$	XXXX	[1]

Total Capital	$	XXXX	[1]

These are estimates provided in the original Contract Manufacturing Agreement. Before proceeding with capital expenditures and support, updated costs will be determined and provided to Allendale.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

Schedule 4.5

Pre-production Costs

	(Installed)			(2nd Pair)			(3rd Pair)
	2 Machines			4 Machines			6 Machines			Total
Mechanical & Electrical Labor	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]

Equipment IQ	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]

Equipment PQ	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]

Total Pre-production	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]	$	XXXX	[1]

These are estimates provided in the original Contract Manufacturing Agreement. Before proceeding with pre-production efforts, updated costs will be determined and provided to Allendale. Allendale must agree to these costs before NPI proceeds with the work.

[1]	Omitted and filed separately with the Securities and Exchange Commission under an application for confidential treatment.

LIST OF ATTACHMENTS

Schedule 1.3	Products

Schedule 1.6	Specifications

Schedule 2.1 (d)	Stability Costs

Schedule 2.3	Materials

Schedule 3.2	Order Quantities

Schedule 4.1	Pricing

Schedule 4.4	Capital Costs & Equipment Listing

Schedule 4.5	Pre-production Costs

39